SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
         of the Securities Exchange Act of 1934 or Suspension of Duty to
                 File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.



                                                Commission File Number:  0-14548

                    RAL-Yield Equities II Limited Partnership
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             (Exact name of registrant as specified in its charter)

          20875 Crossroads Circle, Suite 800, Waukesha, Wisconsin 53186
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Limited Partnership Interests
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        [X]       Rule 12h-3(b)(1)(ii)         [ ]
       Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(2)(i)          [ ]
       Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(ii)         [ ]
       Rule 12g-4(a)(2)(ii)       [ ]       Rule 15d-6                   [ ]
       Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certification or notice date:
                                      None

       Pursuant to the requirements of the Securities Exchange Act of RAL-Yield Equities II Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:   March 22, 1999                      BY:    /s/ Thomas R. Brophy
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